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                                                                      Exhibit 23
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                        Consent of Independent Auditors



The Board of Directors
Electronic Data Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-64681 and 33-36443) on Form S-8 of Electronic Data Systems Corporation of our report dated June 8, 2001 related to the statements of net assets available for benefits of the EDS 401(k) Plan as of December 31, 2000 and 1999, the related statements of changes in net assets available for benefits for the years then ended and the related supplemental schedules as of and for the year ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 11-K of the EDS 401(k) Plan.


                                   KPMG LLP


Dallas, Texas
June 29, 2001


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